Exhibit 99.1

SXC HEALTH SOLUTIONS ANNOUNCES MARK THIERER TO BE
NAMED PRESIDENT & CEO

Lisle, Illinois, June 16, 2008 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of pharmacy benefits management services, announces that effective June 30, 2008, Gordon S. Glenn, age 60, Chairman and Chief Executive Officer (CEO) will retire from the position of CEO, and Mark Thierer, age 48, previously President and Chief Operating Officer, will be appointed President and CEO. Both will continue to serve as members of the Board of Directors, with Mr. Glenn remaining Chairman of the Board until December 31, 2008.

“Our succession plan was put into effect in mid-2006 when we hired Mark, and this is an ideal time to pass the CEO responsibilities to him,” said Gordon S. Glenn, SXC’s Chairman of the Board. “I’m confident that Mark’s industry knowledge and leadership capabilities, coupled with his energy and enthusiasm, will ensure that SXC will continue to grow successfully.  With the integration of NMHC progressing according to plan, a growing pipeline in multiple markets and the most flexible and extensive product suite in the pharmacy benefits industry, the Company has never been on stronger footing. I have thoroughly enjoyed my time at SXC and I’m proud of the growth and value that our team has created with the company having achieved a ten-fold increase in enterprise value since being named CEO.”

“On behalf of management and the Board of Directors, I would like to thank Gordon for his leadership and guidance during the past ten years,” said Mark Thierer, President and CEO at SXC. “These are exciting times for SXC. The acquisition of NMHC completes our strategic footprint and positions us as a new and unique competitor in the PBM space. We are emerging as the industry’s leading technology-enabled PBM, providing our customers a new level of control, flexibility, and cost management. We have added significant depth and expertise to our leadership team in the past year, and we have the right foundation in place to drive continued growth and success in the marketplace.”

In its second quarter financial results, SXC will incur a one-time pre-tax charge of approximately $1.7 million related to the departure of Mr. Glenn.

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company's product offerings and PBM solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with 13 locations in the US and Canada. For more information please visit www.sxc.com.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations	Investor Relations - U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	416-815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com